Exhibit 10(q)

MARKETING AGREEMENT

This Marketing Agreement is made and entered into and effective as of the Effective Date (the “Agreement”), by and between the parties as follows:

Americom Life & Annuity Insurance Company (“Americom”), a Texas corporation, and Legacy Marketing Group (“LMG”), a California corporation, are entering into this Agreement based on the following facts:

A.

The objective of this Agreement is to provide an arrangement pursuant to which LMG will sell an Equity Indexed Annuity product identified as Legacy EIA 0001 (the “Annuity”) and to establish a structure for LMG to sell certain other annuity products that the parties may from time to time agree.  The Annuity is described in APPENDIX A, which may be modified from time to time by mutual agreement as the parties agree to include other products.  The Annuity and such other products of Americom are hereinafter referred to as “Products”.

B.

LMG is engaged in the business of marketing insurance products nationally and has developed a significant marketing operation and third party distribution network, identified as Wholesalers and Producers.

C.

Americom and LMG are entering into a separate agreement for the provision by LMG of certain insurance processing and information technology services with respect to the Products (the “TPA Agreement”).

D.

Americom desires to have LMG utilize its marketing operation and third party distribution network for the solicitation of the Products in the Territory and LMG desires to perform such services, all on the terms and conditions as set forth herein.

Based on the foregoing facts, LMG and Americom (“the parties”) agree as follows:

1.

CERTAIN DEFINITIONS

1.1.

“Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

1.2.

“Control” and its derivatives shall mean with regard to any entity the right or power to dictate the management of and otherwise control such entity by any of the following:  (a) holding directly or indirectly the majority of the issued share capital or stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights; (b) controlling the majority of the voting rights in such entity; or (c) having the right to appoint or remove directors holding a majority of the voting rights at meetings of the board of directors of such entity.

1.3.

“Contract” shall mean the instrument under which a Policy is issued to an applicant.

*Confidential information omitted and filed separately with the SEC.

1.4.

“Effective Date” shall mean 1 June, 2004.

1.5.

“Excused Failure” shall mean a failure by LMG to achieve the Minimum Premium Volume for a Measurement Period to the extent caused by the undercapitalization of Americom or Americom’s A.M. Best rating falling below A-.

1.6.

“Guidelines” shall mean LMG’s policies, procedures and requirements relating to such topics as:  background checks of Producers and Wholesalers, the circumstances under which LMG is to terminate the appointment of Wholesalers and Producers, limits on appointment fees; requirements for investigations and the obligations of the Wholesalers and Producers with respect to such investigations.  Certain of the Guidelines as of the Effective Date are attached hereto as APPENDIX B.   LMG may only change the Guidelines upon Americom’s prior review and written approval.

1.7.

“Initial Term” shall have the meaning given in Section 2.

1.8.

“Limitation Period” shall mean the period commencing on the Effective Date and ending on the date that is * (*) years after the last day of the Initial Term; provided, however, that:  (i) if the Agreement is terminated by Americom for cause, the Limitation Period shall end on the effective date of termination; (ii) if the Agreement otherwise remains in force as of the first anniversary of the Effective Date, the Limitation Period shall end on the date that is * * after the last day of the Initial Term; (iii) and if the Agreement is renewed under Section 2, the Limitation Period shall end on the date that is * (*) * after the last day of the Initial Term.

1.9.

 “Marketing Plan” shall have the meaning given in Section 5.5.

1.10.

“Measurement Period” shall mean the period commencing on each calendar year after 2004.  The final Measurement Period shall commence on January 1 and end on the effective date of termination or expiration of this Agreement.

1.11.

“Minimum Premium Volume” with respect to a Measurement Period shall mean the amount set forth in Appendix C.

1.12.

“Officer” shall mean LMG’s Chief Executive Officer, President, Chief Financial Officer, Chief Information Officer, Chief Operating Officer, Vice President of Marketing and Vice President of Distribution.

1.13.

“Producer” shall mean a duly licensed and appointed independent insurance agent who is predominantly responsible for soliciting Contracts under this Agreement.

1.14.

“Term” shall mean the Initial Term, as it may be extended under Section 2 or terminated earlier under Section 11.3.

1.15.

“Terms and Conditions” shall mean shall mean Sections 1 through 15 of this document.

1.16.

“Territory” shall mean the geographic territory specified in APPENDIX A.

*Confidential information omitted and filed separately with the SEC.

1.17.

“Third Party” shall mean an entity other than Americom and its Affiliates or LMG and its Affiliates.

1.18.

“Wholesaler” shall mean a duly licensed and appointed independent insurance agent or agency that is predominately responsible for recruiting, training, supervising and monitoring Producers under this Agreement.

1.19.

“Wholesaler and Producer Agreement” shall mean the agreement between LMG on the one hand and a Wholesaler or Producer on the other hand, under which the Wholesaler or Producer is to be appointed to solicit applications for Contracts.

Captialized terms that are not defined in the Agreement shall have the meaning given them in the insurance industry.

2.

TERM

Subject to termination as provided in Section 11.3 of this Agreement, this Agreement shall have an initial term of two (2) years (the “Initial Term”).  After the Initial Term, this Agreement will automatically renew for successive one-year periods unless terminated by either party with twelve (12) months’ advance written notice.

3.

DESIGNATION OF LMG AND SCOPE OF LMG’S AUTHORITY WITH RESPECT TO WHOLESALERS AND PRODUCERS

3.1.

Americom designates LMG to recruit and, subject to Americom approval which it may give or withhold in its sole discretion, appoint Wholesalers and Producers for the solicitation of the Contracts in the Territory.  LMG shall not appoint a Wholesaler or Producer without first performing an investigation of the background of the Wholesaler or Producer in accordance with the Guidelines.  LMG shall not appoint as a Wholesaler or Producer any person or entity that does not meet the Guidelines without Americom’s consent, which can be withheld in its sole discretion.

3.2.

Americom designates LMG to directly solicit through LMG’s Wholesalers and Producers applications by individuals for the Contracts.

3.3.

The parties understand and agree that LMG is an independent contractor, and nothing herein shall be construed to create the relationship of employer or employee between Americom and LMG or between Americom and any officer, employee, Wholesaler, Producer, or other person associated with LMG.  LMG is solely responsible for payment of:  (1) all income, disability, withholding, and other employment taxes; and (2) all medical benefit premiums, severance, retention pay, vacation pay, sick pay, or other fringe benefits for any of its officers, employees, agents, or contractors.

3.4.

All Wholesalers and Producers who have been recruited and are appointed to sell the Contracts  shall be identified by Americom as Wholesalers and Producers of LMG.  LMG will terminate its appointment of a Wholesaler or Producer, prohibit one or more Wholesalers from recruiting, training, supervising and monitoring Producers, and prohibit

*Confidential information omitted and filed separately with the SEC.

Wholesalers and Producers from selling or otherwise dealing with the Contracts, at Americom's reasonable direction or for any reason otherwise set forth in the Guidelines.

3.5.

LMG shall not appoint any Wholesaler or Producer unless the Wholesaler or Producer maintains adequate insurance including a minimum of $1 million of errors and omissions coverage.  LMG shall provide Americom with a copy of the insurance certificates for such coverage upon request.

3.6.

LMG will be the prime contractor for the services to be provided hereunder and shall be Americom’s single point of contact for such services.

3.7.

LMG will not:

3.7.1.

Incur any indebtedness, obligation or liability on behalf of Americom;

3.7.2.

Make, alter, modify, endorse or discharge any contract including any Contract except to the extent expressly authorized under the TPA Agreement;

3.7.3.

Quote any rates except as authorized by Americom;

3.7.4.

Extend the time of payment of any premium;

3.7.5.

Extend credit for the purpose of purchasing insurance with Americom;

3.7.6.

Approve any application for insurance other than the Products;

3.7.7.

Acknowledge or represent the existence of any insurance with Americom for policies that are not in force;

3.7.8.

Adjust or settle a claim or make any representation or state any opinion regarding the validity or payment of a claim except to the extent expressly authorized under the TPA Agreement;

3.7.9.

Assign this Agreement or any right hereunder including any right to compensation without the prior written consent of Americom, which can be withheld in its sole discretion;

3.7.10.

Solicit applications for the Contracts:  (a) in a manner prohibited by, or inconsistent with any law, regulation or rule of any entity having jurisdiction as such laws, regulations and rules change from time to time; (b) in a manner prohibited by, or inconsistent with LMG’s Market Conduct Guide as it may be changed from time to time under Section 6.5, or any other rules and regulations that Americom may from time to time reasonably promulgate; (c) in a manner prohibited by, or inconsistent with the terms and conditions of this Agreement; and (d) in a manner otherwise inconsistent with ethical standards;

*Confidential information omitted and filed separately with the SEC.

3.7.11.

Initiate, institute, or prosecute any action or proceeding, whether or not brought in the name of Americom, which may in any way involve, affect or relate to Americom, its Affiliates, businesses, or operations, or any Contract or Product.  The foregoing shall not be construed as a waiver of any right, at law or in equity, which LMG may have to enter into dispute resolution with Americom under Section 15.12 hereof for the purpose of enforcing its rights under this Agreement;

3.7.12.

Place into use, or distribute to any person, any advertising, sales material, or other document (including, without limitation, illustrations, telephone scripts, and training materials) referring directly or indirectly to Americom the Products or a Contract, or cause, authorize, or permit any person to do so, without Americom’s prior written consent which Americom may give or withhold in its sole discretion.  LMG will not use the name of Americom on any business card, letterhead, website, or marquee or in any directory listing, or in any other manner, or cause, authorize or permit any Wholesaler or Producer or other person to do so, without Americom's prior written consent; or

3.7.13.

Offer tax, legal or investment advice regarding any of the Contracts or to customers contemplating the acquisition of a Contract.

3.8.

LMG will use commercially reasonable efforts, employing reasonable and standard industry practices, to collect outstanding debit balances from Wholesalers and Producers.  If a debit balance is not collected within * (*) * of the date it arises, LMG shall pay Americom * (*%) of the uncollected portion of any such debit balance.

4.

AGREEMENTS BETWEEN LMG AND THE WHOLESALERS AND PRODUCERS

4.1.

LMG shall include as provisions in each Wholesaler and Producer Agreement the following:

4.1.1.

An obligation of the Wholesalers and Producers to comply with the Guidelines;

4.1.2.

An obligation of the Wholesalers and Producers to comply with the requirements of Sections 3.7, 6.4, 6.5, 6.9 and 7.11;

4.1.3.

A provision prohibiting the Wholesalers and Producers from acknowledging the existence of insurance, including a Contract;

4.1.4.

A provision prohibiting the Wholesalers and Producers from approving any application for insurance, including for a Product;

4.1.5.

An obligation of the Wholesalers and Producers to deliver each Contract to the appropriate policyholder within thirty (30) days of the Wholesaler or Producer’s receipt of such Contract;

4.1.6.

A provision establishing that Americom shall not be responsible for any of the expenses or compensation of such Wholesalers or Producers and that either LMG or the Wholesaler or Producer is responsible for such expenses; and

*Confidential information omitted and filed separately with the SEC.

4.1.7.

An obligation of the Wholesalers and Producers to maintain, and permit Americom to inspect, any and all books, records, accounts, correspondence, or data relating to the business of Americom, and to make extracts/copies of such materials and data.

4.2.

LMG shall include in each Wholesaler and Producer Agreement an obligation to indemnify and hold harmless Americom from any and all liability, costs, and expenses, including reasonable attorneys' fees, that Americom incurs as a result of acts and omissions by Wholesalers and Producers, including a breach of any of the provisions described in Section 4.1.  This indemnity shall not be subject to any limitation of liability set forth in the Wholesaler and Producer Agreement.

4.3.

LMG shall include a provision in each Wholesaler and Producer Agreement that expressly identifies authorized carriers as a third party beneficiary of each of the provisions required to be included in such Agreement under Sections 4.1 and 4.2.  LMG shall take any other actions as may be required to ensure that Americom will have rights under this Section as a third party beneficiary under the Wholesaler and Producer Agreements.

4.4.

LMG shall maintain copies of each Wholesaler and Producer Agreement that is executed by LMG and provide Americom access to such Agreements upon request for purposes of verifying that LMG has complied with its obligations under Sections 4.1 and 4.2.  At the end of each calendar year during the Term, a senior executive of LMG shall certify to Americom that LMG has satisfied its obligations set forth in this Section 4.

4.5.

LMG will use all reasonable efforts to ensure that the Wholesalers and Producers comply with the terms of the Wholesaler and Producer Agreements.  Without limiting the generality of the foregoing, LMG shall:

4.5.1.

Promptly notify Americom if a Wholesaler or Producer has breached a Wholesaler or Producer Agreement or LMG believes or reasonably should have believed that such a breach is likely;

4.5.2.

Reasonably and diligently pursue any claims arising from a breach by any Wholesaler or Producer of any of the provisions described in Section 4 and assist Americom pursue any rights it may have as a third party beneficiary under the Wholesaler and Producer Agreements; and

4.5.3.

Maintain all correspondence (including e-mails) between it and the Wholesalers and Producers regarding LMG’s compliance with this Section 4.5 and the Wholesaler’s and Producer’s compliance with the Wholesaler and Producer Agreements.  Upon Americom’s request, LMG shall provide Americom and its third party designees access to such correspondence for the purpose of verifying LMG’s compliance with this Section and pursuing Americom’s rights as a third party beneficiary under the Wholesaler and Producer Agreements.

*Confidential information omitted and filed separately with the SEC.

5.

APPOINTMENT OF LMG AS EXCLUSIVE DISTRIBUTOR OF ANNUITIES

5.1.

Subject to Section 5.2, LMG is appointed as the exclusive distributor of Contracts to be solicited under this Agreement in the Territory during the period commencing on the Effective Date and ending on the effective date of termination or expiration.

5.2.

LMG’s appointment as the exclusive distributor of the Contracts under Section 5.1 shall terminate, and automatically be replaced by a non-exclusive appointment, upon LMG’s failure to meet the Minimum Premium Volume during any Measurement Period, unless such failure is an Excused Failure.  All premiums received by Americom for the Annuity and any derivatives thereof issued under this Agreement shall be counted towards LMG meeting its obligations under this Section.

5.3.

During the Term, LMG shall develop fixed annuity products exclusively for Americom.  Subject to the foregoing, and to the provisions of Sections 8.3 and 13, however, nothing herein shall prevent LMG from developing products for its other customers.

5.4.

The products developed by LMG under Section 5.3 shall be designed to produce for Americom its required internal rate of return, which rate of return will be generally consistent with its required internal rate of return with respect to similar products offered by Americom’s Affiliates.  The parties will in good faith negotiate such changes to the Minimum Premium Volumes as are appropriate to reflect the introduction of additional Products and removal of Products; provided, however, that such Minimum Premium Volume will not be below the Minimum Premium Volume required as of the Effective Date.  For this purpose, derivatives of the Annuity shall not be treated as an “additional Product”.  Americom will consider in good faith the effect of Americom’s offering of products that are competitive to a Product in determining changes to the Minimum Premium Volume.

5.5.

At least thirty (30) days prior to each Measurement Period, LMG shall develop for Americom’s review a “Marketing Plan” for each Measurement Period that sets forth the steps LMG shall take to promote and market the Contracts during such Measurement Period.  Each Marketing Plan shall be reasonably designed to promote sales of products during the applicable Measurement Period in excess of the Minimum Premium Volume.  LMG shall provide the first Marketing Plan for the first Measurement Period within thirty (30) days after the Effective Date.  LMG shall implement the Marketing Plan at its sole cost and expense except as expressly provided otherwise in this Agreement.  During a Measurement Period, LMG may amend the applicable Marketing Plan from time to time so long as the Marketing Plan continues to meet the requirements of this Section.

6.

CERTAIN RIGHTS AND OBLIGATIONS OF LMG

6.1.

LMG shall enter into Wholesaler and Producer Agreements with Wholesalers and Producers to solicit applications for the Contracts.  LMG shall provide appropriate Product specific training to Wholesalers and Producers.  LMG shall invest such resources, take such steps, and perform such tasks as are required for LMG to achieve the Minimum Premium Volumes in each Measurement Period.

*Confidential information omitted and filed separately with the SEC.

6.2.

LMG will itself, and will communicate to and cause each Wholesaler and Producer to, use only forms, applications, advertising (as such term is generally defined by the regulation of the state or other jurisdiction in which Contracts, referenced in APPENDIX A, are solicited), guides, and rules furnished, authorized, or promulgated by Americom.  LMG shall not authorize any advertising or sales materials, including sales illustrations or recruiting materials, which reference the Contracts or Americom, until after such advertising or materials, whichever the case may be, have been approved by Americom.  LMG will provide such materials with sufficient lead-time to allow appropriate review by Americom.  LMG shall provide Americom such assistance as Americom may reasonably request with respect to the filing and maintaining of advertising materials in those states that require that such materials be filed.

6.3.

LMG shall have and maintain at all times during the Term the following insurance coverages:

6.3.1.

LMG will also maintain an adequate surety bond(s) as so required in the states in which it is compelled to do so.  LMG will file such bond, if so required, with the appropriate agency.  The bond shall be executed by a corporate insurer authorized to transact business in the states that mandate the maintenance of such bond.

6.3.2.

Errors and omissions and excess coverage for liability of loss or damage due to an act, error, omission or negligence with a minimum aggregate limit per event of $* or such higher limit as may be required by law or regulation.

6.3.3.

Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $* and a minimum combined single aggregate limit of $*.

LMG shall provide Americom with a copy of the insurance certificates for such coverages upon request.

6.4.

LMG shall cooperate at all times with Americom in any inquiry or investigation as it may relate to the business of Americom, including any judicial or administrative proceeding.  LMG shall, and shall require that its Wholesalers and Producers, promptly notify Americom of the receipt of any complaint or other similar communication relating to the business of Americom.

6.5.

LMG shall at all times during the Term perform its obligations hereunder in compliance with: (i) all present and future laws, rules, regulations and the like of any entity or body having jurisdiction; and (ii) LMG’s Market Conduct Guide to the extent consistent with the foregoing.

6.5.1.

LMG’s Market Conduct Guide, as it may be revised from time to time, shall be at least as rigorous and comprehensive as Americom’s Market Conduct Guide, as it may be revised from time to time.

6.5.2.

LMG acknowledges that it has received a copy of the current version of Americom’s Market Conduct Guide, that it has read such Guide, and that it agrees

*Confidential information omitted and filed separately with the SEC.

to execute and deliver to Americom such further written acknowledgements of the Market Conduct Guide as Americom may reasonably request.

6.5.3.

Americom acknowledges that LMG’s Market Conduct Guide as of the Effective Date is at least as rigorous and comprehensive as Americom’s Market Conduct Guide as of the Effective Date.

6.5.4.

Each party shall promptly provide the other party a copy of any revision to their Market Conduct Guide.  No material revision to a party’s Market Conduct Guide shall be effective with respect to performance under this Agreement until the other party approves such revision unless required by law.

6.6.

Without limiting the generality of the foregoing, LMG will maintain reasonable and appropriate procedures to minimize the risk that the Wholesalers and Producers breach any present or future rule or regulation of any entity having jurisdiction or the provisions of the LMG Market Conduct Guide.

6.7.

At all times during the Term, LMG (or the licensed individual who is acting on behalf of LMG in the capacity of an Officer in such states that do not permit the licensing of corporations) shall be:  (i) properly licensed, as required, under applicable laws, regulations and rules of any entity having jurisdiction; and (ii) properly appointed with the approval of Americom in each state or other jurisdiction within the Territory before engaging in any activity with respect to the Contracts or any other activity that under the applicable laws, regulations and rules makes such licensing and appointment necessary.

6.7.1.

LMG shall ensure, before appointing  a Wholesaler or Producer, that the Wholesaler or Producer is properly licensed, as required, under applicable laws, regulations and rules of any entity having jurisdiction.  LMG shall also properly appoint, with the approval of Americom, the Wholesalers and Producers in each state or other jurisdiction within the Territory before authorizing the Wholesaler or Producer to engage in any activity with respect to the Contracts or any other activity that under the applicable laws, regulations and rules makes such appointment necessary.  LMG shall comply with the process for appointment set forth in the Guidelines.

6.7.2.

LMG shall not process any applications for Contracts received from a Wholesaler or Producer after the date the Wholesaler’s or Producer’s license has lapsed or after receipt by LMG of notification that the Wholesaler’s or Producer’s license has been suspended or revoked by any entity having jurisdiction.

6.7.3.

Unless otherwise approved by Americom, LMG shall not process any applications for Contracts received from a Wholesaler or Producer until the Wholesaler or Producer has been appointed or after their appointment has been revoked.  Americom may give or withhold its approval in its sole discretion.

6.7.4.

Americom shall have no responsibility for any costs of, or associated with, the acquisition or maintenance by Producers and Wholesalers of licenses required under laws, regulations and rules of any entity having jurisdiction.

*Confidential information omitted and filed separately with the SEC.

6.8.

LMG shall appoint Wholesalers and Producers in accordance with the Guidelines.

6.9.

LMG shall maintain accurate and complete books, records, accounts, correspondence or other data relating to the Americom business.

6.10.

LMG shall bear and be fully responsible for all expenses incurred by it in connection with its performance of the services under this Agreement except as otherwise provided under Sections 7.3, 7.5, 7.6, 7.7 and 7.10  of this Agreement.

6.11.

LMG shall designate a single person as the “LMG Account Executive” to be the LMG executive responsible for the Services including Americom’s satisfaction therewith.  Among other things, the LMG Account Executive shall:  (i) serve as the single point of accountability for LMG for the Services; and (ii) have day-to-day authority for undertaking to ensure Americom’s satisfaction.

6.11.1.

The LMG Account Executive shall have the corporate authority necessary to perform his or her functions, including as necessary to ensure that LMG provides a scale and scope of resources that are sufficient to meet Americom’s requirements under the Agreement.

6.11.2.

The LMG Account Executive shall devote time and effort that is sufficient to provide the  Services to Americom so that Americom is reasonably satisfied with the Services.

6.11.3.

Before assigning an individual to be the LMG Account Executive, LMG will notify Americom of the proposed assignment and provide Americom with such information about the individual as may be reasonably requested by Americom.

6.12.

LMG shall consult with Americom in the development of any fixed annuity products under Section 5.3.

7.

CERTAIN RIGHTS AND OBLIGATIONS OF AMERICOM

7.1.

LMG’s successful performance of the services required of it under this Agreement is only dependent on Americom's performance of the functions and tasks set forth in APPENDIX D.  Accordingly, Americom agrees to perform the functions and tasks set forth in APPENDIX D.    For purposes of clarity, this Section shall not limit Americom’s other responsibilities under the Agreement (including obligations of confidentiality under Section 13) which are not required for LMG to perform the Services.

7.2.

Americom will compensate LMG as set forth in Section 10.

*Confidential information omitted and filed separately with the SEC.

7.3.

Once Americom has filed a Contract in a state or other jurisdiction, Americom may withdraw such Contract from such state or other jurisdiction on reasonable notice to LMG.   Americom shall use reasonable efforts to provide LMG at least * days’ notice of any such withdrawal.  Further, if Americom withdraws any Product in any state or other jurisdiction that is actively marketed by LMG within * days of the first date LMG began marketing such Product, Americom shall reimburse LMG for all reasonable, actual and direct costs of the marketing materials actually used in such state or other jurisdiction.

7.4.

Americom may at any time rescind a Contract.  LMG shall do nothing to limit Americom’s rights in this regard.  Any Contract rescinded by Americom will be treated as if it were never accepted.

7.5.

Americom shall have the sole responsibility for filing advertising materials (and any updates thereto) in those states that so require prior to approving their use by LMG.  Any costs associated with such filings shall be for Americom’s account.

7.6.

Americom shall file with applicable regulatory authorities the Contract forms with respect to the Contracts, and obtain “opinion letters” on Products.  “Contract forms” shall include, but are not limited to, master contract forms, riders, endorsements, certificates, notices, disclosures, or administrative forms.  In addition, Americom shall draft any required group trusts.  Any filing costs with respect to Contract forms, the costs of obtaining opinion letters and the cost of drafting any required group trusts shall be for Americom’s account.

7.7.

LMG will assist in the drafting, completion and preparation of filing of Contract forms.  Such assistance shall be provided at no additional cost to Americom except to the extent (i) Americom authorizes LMG to contract with outside consultants to assist in the Contract form preparation or to expedite the Department of Insurance approval process; or (ii) expressly permitted under the TPA Agreement.  In such case, Americom shall reimburse LMG for the reasonable, actual and direct charges of such consultants.

7.8.

Americom shall use commercially reasonable efforts to respond in a timely fashion to LMG’s submission of marketing materials requiring approval by Americom.

7.9.

Appendix E sets forth a list of Americom personnel authorized to provide LMG authorization under the Agreement.  Americom shall provide LMG with reasonable and timely written notice of any changes to Appendix E.

7.10.

Americom shall be responsible for payment of all appointment fees, for all Wholesalers and Producers appointed to sell Americom products, including but not limited to initial and renewal appointment fees as well as any termination of appointment fees, to the extent such fees are incurred in accordance with the Guidelines.

7.11.

Americom shall have the right, directly or by use of a third party designated by it, to inspect any and all books, records, accounts, correspondence, or data maintained by LMG under this Agreement and to make extracts/copies of such materials to the extent related to this Agreement for the purpose of:

*Confidential information omitted and filed separately with the SEC.

7.11.1.

verifying the accuracy of LMG’s fees and invoices and the payment of commissions and Pass Through Expenses;

7.11.2.

examining the practices and procedures employed by LMG, Wholesalers and Producers to perform the Services;

7.11.3.

examining general controls and security practices and procedures to the extent relevant to the Services;

7.11.4.

verifying LMG’s compliance with the Guidelines and the terms of this Agreement;

7.11.5.

satisfying the requirements of any legislative, judicial, regulatory or other governmental authority having jurisdiction; and

7.11.6.

any other audits reasonably required by Americom and related to this Agreement.

7.12.

LMG shall provide the auditors under Section 7.11 any assistance they may reasonably require.

7.13.

Americom shall require its internal and external auditors to conduct audits in such a fashion so as to not unreasonably interfere with LMG’s normal course of business, and to agree to confidentiality provisions equivalent to those set forth in Section 13.  LMG shall provide reasonable access during normal business hours to any location from which LMG conducts its business and provides services to Americom pursuant to this Agreement to auditors designated in writing by Americom for the purpose of performing audits for Americom.  Americom shall give thirty (30) days written notice for any normal and customary audits under Section 7.11 other than security audits or audits where there is a good faith suspicion of fraud.  An agenda including the matters that it will audit (other than in the case of security audits, audits where there is a good faith suspicion of fraud, or audits by state or federal government entities) shall be provided at least twenty-one (21) days in advance.  LMG shall provide the auditors any assistance they may reasonably require.  Americom will notify LMG of any state or federal government audit of Americom that will require audits of LMG facilities or personnel as promptly as is reasonably possible after receiving notice of such audit from the applicable state or federal agency to the extent permitted by such agency and provide LMG an agenda of the audit by the state or federal agency as promptly as reasonably possible to the extent the state or federal agency provides Americom such an agenda.

7.14.

At the end of each calendar year, Americom will determine its capitalization limits to support the sale of the Contracts and notify LMG of such limits as promptly as possible under the circumstances.

7.15.

Americom shall provide LMG such assistance as LMG may reasonably require with respect to the development of fixed annuity Products under Section 5.3.

7.16.

Americom shall designate a single person as the “Americom Contract Manager” to be the individual who serves as LMG’s single point of contact for Americom with respect to Americom’s performance of its obligations under this Agreement.

*Confidential information omitted and filed separately with the SEC.

8.

LIMITATION ON AMERICOM RIGHT TO INTRODUCE THE EIA PRODUCT

8.1.

Prior to agreeing to market a Product under this Agreement, LMG will (i) develop a description of any features of the Product that are unique and provide the parties with a competitive advantage over similar products (a “Proprietary Product Design Schedule”); and (ii) obtain Americom’s approval of such Schedule.  The Proprietary Product Design Schedule approved by Americom with respect to the Annuity is set forth in APPENDIX F.

8.2.

Subject to Section 8.3, during the Limitation Period neither party or their Affiliates will market a product in the Territory that is identical to the Products sold under the Contracts.  A Product shall be “identical to the Products sold under the Contracts” only if it contains all the features set forth in a Proprietary Product Design Schedule.

8.3.

Either party shall be free to market any Product, even if such product contains all of the features set forth in a Proprietary Product Design Schedule, upon the expiration of the nine (9) month period commencing on the date Americom first issues the product that has the features described in the Proprietary Product Design Schedule.

8.4.

There shall be no restrictions on the right of a party or its Affiliates to develop and market products except as set forth in this Section 8 and Section 13.

9.

CHANGES TO CONTRACTS

Americom shall provide LMG with reasonable written notice of any intent to make significant changes or modifications to any Contract or Contract form for the Annuity and any other Product offered under this Agreement.  Americom shall use reasonable efforts to provide LMG at least * (*) days’ notice of such changes or modifications and * (*) days’ notice for changes to the commission structure for Producers and Wholesalers.  Although Americom will consider in good faith any changes suggested by LMG, Americom shall retain sole discretion to change or not change the Contract forms.

10.

COMMISSIONS AND FEES AND TIMING OF PAYMENT AND FEES

10.1.

Americom shall pay LMG, as full compensation for the services provided under this Agreement, the commissions set forth in APPENDIX G, for each Contract written and effected with Americom that are accepted by Americom and for which the premiums are actually collected and paid to Americom, even if this Agreement is terminated or expires.

10.2.

Americom shall pay LMG commissions and fees on a weekly basis.

10.3.

No commissions will be paid in advance.  LMG warrants that it will pay to Wholesalers and Producers any commissions/compensation due them with respect to the Contracts during the Term and thereafter.  This obligation shall survive termination or expiration of the Agreement.  It is specifically acknowledged and agreed that Americom shall have no obligation with respect to commissions other than to pay LMG the commissions set forth in APPENDIX G, as they may be changed from time to time under Section 10.4.

*Confidential information omitted and filed separately with the SEC.

10.4.

The commissions specified in APPENDIX G shall be modified whenever necessary to conform to the legal requirements of any state or as otherwise requested by Americom upon reasonable notice to LMG.  In addition, Americom and LMG shall in good faith consider such amendments to APPENDIX G as may be required from time to time to reflect new or revised Product specifications.

10.5.

In the event that Americom terminates a Contract, and refunds premiums under such Contract for any reason, LMG shall forfeit all right to compensation under this Agreement based on the issuance of such Contract unless Americom’s termination of the Contract fails to comply with applicable laws and regulation.

10.6.

Without limiting the generality of Section 3.8, Americom shall have the right to offset against any commission or other compensation owed to LMG by Americom or any of its Affiliates (or anyone or any entity claiming through LMG) any indebtedness under this Agreement owed to Americom or any of its Affiliates by LMG or any Wholesaler or Producer.

10.7.

LMG shall not assign, transfer or pledge any right to receive any compensation under this Agreement without Americom’s written consent, which consent shall not be unreasonably withheld or delayed.  No assignment, transfer or pledge shall be binding unless so approved by Americom, made in writing and filed with Americom at 1001 Fleet Street Baltimore, MD 21202.  Americom may condition its approval on LMG agreeing to indemnify it against any claims or losses with respect to such assignment, transfer or pledge.

11.

ASSIGNMENT, MODIFICATION, TERM AND TERMINATION OF AGREEMENT

11.1.

Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent of the other which consent shall not be unreasonably withheld or delayed; provided, however, that Americom may assign the agreement as part of a sale of all or substantially all of its assets.  This Agreement shall be binding upon the parties and any permitted successors and assigns.  Americom shall reimburse LMG for the incremental and reasonable costs it incurs as a result of changes to the Services resulting from a novation or assignment of this Agreement by Americom.

11.2.

This Agreement may be modified or amended at any time by mutual agreement of the parties, provided the modification or amendment is in writing and signed by authorized representatives of the parties.

11.3.

The termination of this Agreement is governed by the following provisions:

11.3.1.

This Agreement may be terminated by mutual agreement of the parties in writing at any time.

11.3.2.

Americom may terminate this Agreement without cause by giving LMG at least six (6) months’ written notice.

*Confidential information omitted and filed separately with the SEC.

11.3.3.

Americom may terminate this Agreement upon a material breach of this Agreement by LMG upon notice.  No opportunity to cure shall be required in the case of a termination primarily based upon acts or omissions that constitute breaches of its obligations under Section 13, gross negligence, fraudulent, criminal, or grossly unethical activity or blatant disregard for the terms and conditions of this Agreement.  For a termination under this paragraph that is primarily based upon other breaches of this Agreement by LMG, Americom may terminate this Agreement if LMG fails to remedy such breach within thirty (30) days of notice thereof.

11.3.4.

Americom may terminate this Agreement following any failure of LMG to achieve the Minimum Premium Volume for any Measurement Period, other than to the extent such failure is an Excused Failure.

11.3.5.

LMG may terminate the Agreement upon a failure by Americom to pay LMG material undisputed amounts due under Section 10 that is not remedied within thirty (30) days of notice thereof.

11.3.6.

LMG may terminate the Agreement upon a material breach by Americom of its obligations under Section 13.

11.3.7.

A termination of the Agreement by a party shall not constitute a waiver by such party of any other rights it might have under this Agreement.

12.

INDEMNIFICATION

12.1.

LMG shall indemnify, hold harmless, and agree to defend Americom from any and all liability, costs, and expenses, including reasonable attorneys' fees, with respect to third party claims arising out of:  (i) LMG’s negligent act(s) or omission(s); (ii) LMG’s failure to comply with the terms of this Agreement; or (iii) LMG's failure to comply with any law or regulation with respect to its duties hereunder except that LMG shall not be required to indemnify or hold harmless Americom for any act or omission directed in writing by an authorized representative of Americom unless LMG knew that such direction by Americom was contrary to applicable law or regulation or was otherwise contrary to good business practices and LMG failed to advise Americom.

12.2.

Americom shall indemnify, hold harmless, and agree to defend LMG from any and all liability, costs, and expenses, including reasonable attorneys' fees with respect to third party claims arising out of:  (i) Americom’s negligent act(s) or omission(s); (ii) Americom’s failure to comply with the terms of this Agreement; or (iii) Americom’s failure to comply with any law or regulation with respect to the offering or sale of Contracts or the maintenance of records related thereto.

12.3.

Neither party shall be entitled to indemnification from the other party for any liability, costs and expenses to the extent resulting from its own negligent act(s) or omission(s).

12.4.

Indemnification Procedures.

With respect to Third Party claims, the following procedures shall apply:

*Confidential information omitted and filed separately with the SEC.

12.4.1.

Notice.  Promptly after receipt of notice of a claim or of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee is entitled to seek indemnification pursuant to this Section 12, the indemnitee shall notify the indemnitor of such claim in writing.   No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Agreement; provided, however, that the indemnitee shall be responsible for reasonable and actual damages incurred by the indemnitor to the extent they arise from  the indemnitees failure to notify indemnitor in accordance with this Section.  Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but to the extent possible not later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

12.4.2.

Procedure Following Notice of Election.  If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that:  (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim.  After the indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 12.4.1, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim.  In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnitor.

12.4.3.

Procedure Where No Notice of Election Is Delivered.  If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor.  The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

13.

CONFIDENTIAL INFORMATION

13.1.

Confidential Information.  Except as otherwise specifically agreed in writing by the parties, Confidential Information shall include all information of a party marked confidential, restricted, proprietary, or with a similar designation.  The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information.

*Confidential information omitted and filed separately with the SEC.

13.1.1.

In the case of Americom and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, Software provided to LMG by or through Americom (or its Affiliates), materials prepared for Americom (or its Affiliates) by LMG, Americom Data, Third Party Data, customer lists, policyholder and other customer information including information relating to applicants and applications, Americom and its Affiliates’ personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of Americom, any Affiliate of Americom, or any client, customer, or other vendor of Americom or an Americom Affiliate, or other information of Americom and its Affiliates policyholders and other customers including applicants which would be deemed by a reasonable person to be confidential or proprietary in nature.

13.1.2.

In the case of LMG, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, Software provided to Americom by LMG; LMG’s customer, Wholesaler and Producer lists and information; personnel records; information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of LMG; or any client, or customer, or any other information of LMG which would be deemed by a reasonable person to be confidential or proprietary in nature.  Americom shall not use, disclose or misappropriate information about LMG's Wholesalers and Producers, including but not limited to soliciting and/or recruiting such Wholesalers and Producers for Americom or any current or after-acquired Affiliate.  It is specifically acknowledged and agreed that nothing in this Section shall restrict Americom from soliciting or entering into agreements with Wholesalers and Producers in the ordinary course of the business of Americom and its Affiliates provided however, that Americom’s or its Affiliate’s efforts to contact such a Wholesaler or Producer shall not be based on information regarding such Wholesaler or Producer that was provided by LMG to Americom under this Agreement.

13.1.3.

Information that meets the definition of Confidential Information shall be treated as Confidential Information whether it is  stored on magnetic, optical, or other media or otherwise obtained, received, transmitted, processed, stored, archived, or maintained by a party under this Agreement.

13.2.

Obligations.  Each party's Confidential Information shall remain the property of that party except as expressly provided otherwise by the other provisions of this Agreement.  Except to the extent permitted under Section 13.2, Americom and LMG shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to Third Parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.  The parties may disclose such information to one or more Third Parties performing hereunder where: (i) such Third Party is performing services in accordance

*Confidential information omitted and filed separately with the SEC.

with this Agreement; (ii) such disclosure is necessary or otherwise naturally occurs in such Third Party’s scope of responsibility; and (iii) the entity agrees in writing to assume the obligations described in this Section 13.2.  Americom may also disclose Confidential Information to Third Party consultants, advisors, accountants and other similar entities provided that the conditions set forth in clauses (ii) through (iii) of this Section are met.  Any disclosure to a Third Party shall be under the terms and conditions of this Agreement.  As requested by Americom during the Term and upon expiration or any termination of this Agreement and completion of LMG's obligations under this Agreement, LMG shall return or destroy, as Americom may direct, all material in any medium that contains, refers to, or relates to Americom Confidential Information, and retain no copies unless otherwise required by law.   As requested by LMG upon expiration or any termination of this Agreement and completion of Americom’s obligations under this Agreement, Americom shall return or destroy, as LMG may direct, all material in any medium that contains, refers to, or relates to LMG Confidential Information, and retain no copies unless otherwise required by law.

13.3.

Exclusions.  Section 13.2 shall not apply to any particular information which LMG or Americom can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party from a Third Party (other than a Wholesaler, Producer, applicant, policyholder or beneficiary of Americom) at the time of disclosure by the disclosing party to the receiving party; (iv) was received after disclosure to it from a Third Party (other than a Wholesaler, Producer, applicant, policyholder or beneficiary of Americom) who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party.  In addition, a party shall not be considered to have breached its obligations by disclosing Confidential Information of the other party as required to satisfy any legal requirement of a competent government body provided that, as promptly as possible upon receiving any such request and to the extent that it may legally do so, such party advises the other party.

13.4.

Loss of Confidential Information.  In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party shall promptly, at its own expense: (i) notify the furnishing party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing party to minimize the violation and any damage resulting therefrom.

13.5.

No Implied Rights.  Nothing contained in this Section 13 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.

13.6.

Special Rules for Policyholder Information.  LMG will not knowingly or negligently disclose any policyholder information (including information regarding applicants and information in applications) provided to it by or on behalf of Americom to any affiliated or unaffiliated third party except to the extent:  (i) such disclosure is lawful and reasonably necessary to satisfy the purpose for which the policyholder information was

*Confidential information omitted and filed separately with the SEC.

provided to LMG; and (ii) the third party has agreed the same confidentiality requirements that LMG is required to abide by with respect to the policyholder information under this Agreement.  In addition, LMG shall not be considered to have breached its obligations by disclosing policyholder information as required to satisfy any legal requirement of a competent government body provided that, as promptly as possible upon receiving any such request and to the extent that it may legally do so, LMG advises Americom.

13.7.

Use by LMG of Policyholder Information.  LMG will not knowingly or negligently use policyholder information (including information regarding applicants and information in applications) for any purpose other than the specific purpose for which it was provided to LMG by or on behalf of Americom, and will make policyholder information available to its employees only as reasonably necessary to satisfy the purpose for which the policyholder information was provided to LMG.

13.8.

Security Measures.  LMG and Americom shall each have in place reasonable security measures to safeguard the confidentiality of the other's proprietary and confidential information and the nonpublic information of policyholders in their possession.

14.

FORCE MAJEURE

14.1.

Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent:  (i) the default or delay is caused, directly or indirectly, by fire, flood, elements of nature or acts of God, or any other cause beyond the reasonable control of the party; and (ii) the non-performing party is without fault and the default or delay could not have been prevented by reasonable precautions (a “Force Majeure Event”).  In such event, subject to Section 14.2, the non-performing party is excused from further performance for as long as such circumstances prevail and the party continues to use its commercially reasonable efforts to recommence performance.  Any party so delayed shall notify the party to whom performance is due and describe the circumstances causing the delay.

14.2.

If a Force Majeure Event substantially prevents or delays performance of the Services necessary for the performance of Americom functions that Americom reasonably believes to be critical at reasonable levels of service for more than five (5) consecutive Business Days (or such longer period as Americom may agree in its sole discretion), then at Americom's option, Americom may terminate the Agreement as of a date specified by Americom in a written notice to LMG.  Americom shall not be liable for the payment of any termination fees or have any other liability to LMG for terminating the Agreement.  LMG shall not have the right to any additional payments from Americom as a result of any Force Majeure Event in excess of the fees it is otherwise entitled to charge under Section 10.

14.3.

A performance failure of a subcontractor shall not be a Force Majeure Event for LMG unless the subcontractor's performance failure was caused by a Force Majeure Event.

*Confidential information omitted and filed separately with the SEC.

15.

  GENERAL PROVISIONS

15.1.

Each party agrees to cooperate with the other party in carrying out the provisions of this Agreement.

15.2.

Upon receipt by a party of any summons or other notice of suit or regulatory authority inquiry wherein the other party is named in any manner, the receiving party shall forward any and all such documents to the attention of the other party by facsimile, express or overnight mail, or courier, as soon as possible and in any event within five (5) Business Days unless prohibited by law.

15.3.

Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

15.4.

All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (iv) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

To LMG:	Legacy Marketing Group Preston Pitts, President 2090 Marina Avenue Petaluma, CA 94954	To Americom:	President Americom Life & Annuity Insurance Company 1001 Fleet Street Baltimore, MD 21202
With copy to:	Michael J. Ernst Stokes Lazarus & Carmichael LLP 80 Peachtree Park DR Atlanta, GA 30309	With copy to:	General Counsel Americom Life & Annuity Insurance Company 1001 Fleet Street Baltimore, MD 21202

15.5.

Each party expressly represents and warrants to the other that it has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement.

15.6.

Each party represents and warrants to the other that, subject to the terms of this Agreement and provided the other party is at all times in strict compliance with the terms of the Agreement, it will not interfere or disturb the other party in its use of all Products, advertising, marketing techniques, and all information provided hereunder.

*Confidential information omitted and filed separately with the SEC.

15.7.

The persons signing this Agreement on behalf of Americom and LMG represent and warrant that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their board of directors.

15.8.

No change, waiver, or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such change, waiver, or discharge is sought to be enforced.  No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver.  A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

15.9.

Neither party may use the other’s service marks, trademarks, and trade names, or the name of any affiliate of the other, in any way or manner not specifically authorized in writing by the other.

15.10.

Each party shall be liable to the other for actual damages incurred by the other as a consequence of the breach by a party of the terms of this Agreement.  Neither party under this Agreement be liable to the other party under any provision of this Agreement for indirect or consequential damages, lost profits, exemplary, speculative, special, or punitive damages except to the extent such damages arise from gross negligence, willful misconduct or a breach of Section 13 (confidentiality).

15.11.

This Agreement shall be interpreted in accordance with and governed by the laws of Georgia, without giving effect to the conflict of law principles thereof.

15.12.

Prior to instituting formal proceedings, the parties shall attempt to resolve all disputes arising out of or relating to this Agreement informally.  To invoke this process a party shall appoint a senior executive who is not responsible for the day to day management of the Agreement or the services to be provided under this Agreement, and request that the other party do the same.  The other party shall make such appointment within five days of receipt of the request.  The senior executives shall then spend twenty (20) days from time of receipt of the request attempting in good faith to resolve the matter.  The informal dispute resolution process shall terminate at the end of the twenty (20) day period unless extended by mutual agreement.

15.12.1.

Nothing in this Section 15.12 shall prevent, or be construed as preventing, a party from:  (a) instituting formal proceedings to avoid the expiration of any applicable limitations period, or (b) seeking injunctive or other equitable relief in a court of appropriate jurisdiction.

15.12.2.

Any controversy or claim arising out of or relating to this Agreement, or any claimed breach thereof, or any claim arising out of or relating to the relationship between the parties, and any counterclaims, shall be settled by litigation.

15.12.3.

For all litigation which may arise with respect this Agreement, the Parties irrevocably and unconditionally submit:  (i) to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Courts for the State of Georgia; or (ii) if such Court does not have

*Confidential information omitted and filed separately with the SEC.

jurisdiction, to the state courts sitting in Fulton County, Georgia.  The parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

15.13.

If any clause, paragraph, term, or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such clause, paragraph, term, or provision shall be severed from the Agreement, and such findings shall not affect the remainder of this Agreement.

15.14.

During the Term and for one (1) year thereafter, neither Americom (or any Affiliate) nor LMG (or any Affiliate) shall, directly or indirectly, solicit for employment any person employed by the other within the preceding twelve (12) months without the prior written consent of the other party; provided however; that (i) in the event either party uses the services of a professional recruiter and provides such recruiter solely with generic job duties and job descriptions (without making any reference to the other party or the party’s affiliates) and such recruiter contacts a qualified candidate who happens to be an employee of the other party and that candidate initiates contact through a recruiter with that party, then that party may employ that employee, or (ii) in the event an employee of the other party responds to a general advertisement placed by a party, then the advertising party may employ that employee.

15.15.

This Agreement is the result of mutual negotiations between the parties and shall not be deemed to have been prepared by either party, but by both equally. The headings of the several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such paragraph.

15.16.

The parties agree that this Agreement constitutes the full, complete, and entire Agreement between them and supersedes all prior understandings, agreements, conversations, or representations between them with respect to the subject matter of this Agreement.  Any prior agreement between LMG and Americom regarding the same subject matter is null and void and abrogated hereby.  Notwithstanding the foregoing provisions of this Section 15.16, the parties agree that the provisions of Section 13 of that certain Letter of Intent between the parties dated December 1, 2003 (the “LOI”) that defines the parties’ rights and obligations with respect to the confidentiality of information disclosed by one party to the other under the LOI  shall remain in full force and effect.  For purposes of this Section 15.16, any information disclosed by one party to the other on or after the Effective Date shall be deemed to be disclosed under this Agreement and not the LOI.

15.17.

Americom and LMG acknowledge and agree that there are not any intended third-party beneficiaries of this Agreement.

15.18.

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

*Confidential information omitted and filed separately with the SEC.

15.19.

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

15.20.

Except where expressly provided as being in the sole discretion of a party, where agreement, approval, acceptance, consent, or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld.  An approval, acceptance, consent or similar action by a party (including of a plan or deliverable) under this Agreement shall not relieve the other party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

In witness whereof, the parties hereto have executed this Agreement to take effect on the date specified.

Americom	LMG
By: /s/ Michael J. O’Brien	By: /s/ Don Dady
Printed: Michael J. O’Brien	Printed: Don Dady
Title: Senior Vice President Chief Financial Officer	Title: Vice President of Marketing
Date: June 10, 2004	Date: June 10, 2004

*Confidential information omitted and filed separately with the SEC.

APPENDIX A

Products and Territory

Product Name	Legacy EIA 0001
Product Type	Flexible Premium Deferred Annuity Series
Product Design	Equity Index Annuity (Strategy names will be confirmed later)
Index	S&P 500
Product Versions and Premium Bonus Percentages	12 year Surrender Charge, No Bonus, No Liquidity Provision (Base Product)
Surrender Charges	Year No bonus 1 13.5% 2 12.5% 3 11.5% 4 10.5% 5 10.0% 6 9.0% 7 8.0% 8 7.0% 9 6.0% 10 5.0% 11 4.0% 12 2.0% 13+ 0.0%

*Confidential information omitted and filed separately with the SEC.

1

Crediting Strategies	3-Year Lock-In High Water Mark w/Annual Rates
Guaranteed Minimum Cap for equity index strategy	5%
Current Expected Cap	*% in today’s environment for the no-bonus product.
Minimum Guaranteed Surrender Value (MGSV) & Minimum Guaranteed Interest Rate

MGSV equals 1.5% on 100% of premium (Guaranteed Annuity Cash Value), less surrender charges.  Guaranteed interest rate would vary by state, depending on non-forfeiture requirements.  Commissions and Caps would be adjusted in order to restore IRRs.

Interest Rate Approach	Multi bucket approach. Interest rates and caps may be different by strategy and by product version.
Rate lock	45 days from the date the application is received.
Lifetime Penalty Free Limit	50% of total premium

*Confidential information omitted and filed separately with the SEC.

2

Equity Strategy: 3-Year Lock-in High Water Mark w/Annual Rate Please see the attached examples for further clarifications.

The Equity Strategy (3-year Lock-in High Water Mark with Annual rate) general mechanics are as follows:

•

The current annual Cap is declared at the beginning of the 3-year term and remains in effect for the duration of the entire term-period.

•

The starting Index Value is the S&P 500 index closing value on the Allocation Date or the most recent preceding trading day.

Premium is allocated to the 3-Year equity Strategy on an Allocation Date.  The Index Value is “tracked” during the 3-year term period so that the index value is measured on the Allocation Date, each Allocation Date anniversary, and at the end of the 3-year term period.  These values are used to determine the Technical Account Value.  Interest will be credited to the annuity based upon the change in index value from the beginning Allocation Date to the highest Index Value of the 4 values measured.

Every year the performance of the index is measured and becomes an unvested portion of the policyholder account, subject to the declared Cap.  This value will be available at the end of the 3-year term, if the policyholder maintains his other account until then.  The gains will be locked in for the start of the next term-period.

Penalty Free Withdrawal Provision (annuity available with and without Liquidity Provision)

Without Liquidity provision: Greater of 10% of the Strategy Cash Value*, subject to Penalty Free Limit, or MRD.

These are subject to adjustments for prior withdrawals, fees, etc.

*- Strategy Cash Value is the end of prior 3-year term Technical Account value less withdrawals, and other fees.  Strategy Cash Value is available for liquidation at any time subject to surrender charges, if applicable.  Annuity Cash Value is defined as the sum of all Strategy Cash Values.

Minimum Premium	Nonqualified = $*, Qualified = $*
Max Premium w/o approval	$* per policy – See commission note below

*Confidential information omitted and filed separately with the SEC.

3

Min Additional Premium	Yes, $* (May be subject to Owner’s attainment of age *)
Maximum Issue Age	*
Territory	All States except New York and Alabama subject to State product approval
Death Benefit

Age     Death Benefit

0-*     Lump sum payout equals the greater of:

a.

Annuity Cash Value or

b.

Min. Guaranteed Annuity Value

*+      Lump sum payout equals the greater of:

a.

Premiums less Net Partial Withdrawals, minus Monthly Deductions (if any)

b.

Surrender Value

c.

Min. Guaranteed Surrender Value

Beneficiary may choose to annuitize the contract.

The death benefit under a Contract with multiple policyowners shall only be triggered upon death of all such policyowners

Optional Riders	N/A
Transfer Options	Equity: IN = Any time, OUT = At least 7 days prior to the end of the Term. Guaranteed One Year: IN = Any time, OUT = At any time All subject to other strategy requirements.

*Confidential information omitted and filed separately with the SEC.

4

Annuitization options

Greater of Guaranteed Annuity Surrender Value or Annuity Account Value

Payout Options available are Interest Only, Fixed Payments for a number of years, Life-contingent Annuity, Life-contingent Annuity with a Period Certain, Joint and Survivor Annuity

Minimum interest rate for annuitization is 1.50% (subject to state requirements).

Annuity Surrender Value if annuitized in years 1 – 5.

Annuity Account Value if annuitized in year 6 or after

Confinement Waiver	N/A

This Appendix A reflects the actuarial definition of the Annuity.  The Parties may mutually agree to changes to this Product description and terminology.

*Confidential information omitted and filed separately with the SEC.

5

APPENDIX B

GUIDELINES

GENERAL CRITERIA AND GUIDELINES

The following are those criteria and guidelines with regard to LMG’s appointment of Producers and Wholesalers, appointment fees, investigation  standards, review criteria, fees and requirements for investigations of the Wholesalers and Producers so appointed.

State Appointments

Duly licensed agents (LMG Wholesalers and Producers) are allowed to solicit sales once duly appointed in states  and as long as they  maintain an active appointment, unless such states allows for solicitation prior to appointment.

LMG shall validate that Wholesalers and Producers are properly licensed prior to the filing of such appointments.  Further,  LMG shall validate that Wholesalers and Producers have a current license and valid appointment prior to the processing of new business applications, and upon appointment renewal.

LMG shall be responsible for filing any and all appointments and terminations of such appoints with the applicable State(s).

NIPR Validation of active State license

NIPR Producer Database (PDB).  LMG shall check against the NIPR PDB to determine the Wholesaler and Producer’s license number, type and appoint according to state regulatory requirements.  The NIPR PDB check shall also help to insure that Wholesalers and Producers currently appointed with Americom are not submitted for a duplicate appointment.

*Confidential information omitted and filed separately with the SEC.

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Sensitive States

LMG shall be required to provide that any Wholesalers and Producers soliciting sales for Americom in the following States are pre-approved by the State DOI before any solicitations are made:  *, *, *, *, *, *, * and *.

Non-Resident License – Up-Line	LMG shall verify that each Wholesaler maintains non-resident licenses, even if they are not directly involved in the solicitation in the following states: *, *, *, *, *, * and *.
E & O Coverage	Without limiting the generality of LMG’s obligations under Section 3.5 of the Terms and Conditions, LMG shall require proof of E&O coverage for appointment in the following States: * and *.
Vector Check

LMG will order a Vector check to verify if the Wholesalers and Producers has any industry debt.  An outstanding Vector shall be reviewed for a decline of the Wholesaler’s and Producer’s appointment request. Proof of payment or resolution to the Vector shall be required prior to approval of appointment

Background Checks

LMG shall utilize BIG to run the background checks for State, County and Federal criminal actions, regulatory searches and a search against the OFAC list.  The background check will also include providing a Credit Report generated by TransUnion with scoring using the Empirica Score Sheet as set forth below.

Assignment of Agent number	LMG shall assign a Wholesaler and Producer number for each appointed Wholesaler and Producer.

*Confidential information omitted and filed separately with the SEC.

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State Renewals

LMG shall do a cross check against renewal requests to determine if the Wholesaler and Producer is still active.  LMG will provide ad hoc reporting, at no additional cost, to OMFN for check against appointed Wholesalers and Producers on its system.

Debit Balances

Wholesalers and Producers shall be required to repay any outstanding indebtedness within a reasonable time period.  If repayment is not made, LMG shall, in addition to its obligations under Section 3.4 of the Terms and Conditions, report the debt to Vector and notify the State DOI

Appointment Terminations	LMG shall process all appointment terminations, including but not limited to those for non-production, compliance/market conduct issues or as a result of an uncollected debit balance.

Record Maintenance

In addition to LMG’s obligations under Sections 3.4 and 3.5 of the Terms and Conditions, LMG shall maintain copies of appointments filed, background reports obtained, commission payments to Wholesalers and Producers and proof as required by each State applicable to Wholesaler’s and Producers’ licenses.

PASS-THROUGH EXPENSES

The categories of Pass Through Expenses under this Agreement are:

1.

The basic fees for background investigation reports for Wholesalers and Producers selling policies under this Agreement obtained  prior to the appointment of such Wholesalers and Producers, provided that any amounts for background investigation reports in excess of  $* per report shall be for LMG’s account.  For purposes of this paragraph 1, the court and document fees under paragraph 2 shall not be treated as “amounts for background investigation reports”.

*Confidential information omitted and filed separately with the SEC.

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2.

The state/county imposed court or document fees solely attributable to a background investigation of a Wholesaler or Producer, provided that LMG shall consult with and receive Americom’s approval prior to incurring any state/county imposed court or document fees to the extent those fees exceed $* per applicant.

3.

The actual state mandated appointment fees and termination of appointment fees for Wholesalers and Producers selling policies under this Agreement in those states where such fees are applicable.

REPORTS

LMG shall provide to Americom any ad hoc reports which Americom reasonably requests, as they pertain to the appointment records for those LMG Producers and Wholesalers appointed with Americom, without any additional charges.  LMG and Americom shall mutually agree on the form and nature of the actual reports to be provided by LMG to Americom, but at a minimum LMG shall provide (i) a state renewal listing; (ii) a state appointment listing; and (iii) a status listing.  LMG and Amreicom shall mutually agree on the actual fields to be represented in each report.

Producer Conduct Committee (PCC)

PCC is a committee comprised of *, *, and *, *.  Any items that fall into the Review category are submitted to PCC to determine how to proceed.  Based on the Review, applicant will be a Fail or a Pass contingent on the Wholesaler signing a *, which provides LMG and the carrier with additional protection for any and all acts of the applicant.  The PCC shall obtain approval from  the supervisor of contracts and licensing at Americom in the event the PCC recommends a pass for any applicant whose application is reviewed by the PCC prior to any final action by the PCC.

MINIMUM REQUIREMENTS FOR APPOINTMENT

Without limiting the generality of Sections 3 and 4 of the Terms and Conditions, LMG shall not appoint a Wholesaler or Producer to market or solicit Contracts under this Agreement without Americom’s prior approval unless the Wholesaler and Producer meets the following requirements:

Creditworthiness

Empirica Score

Empirica Score less than *-Fail

Empirica Score *-*-Review by PCC for possible Fail

*Confidential information omitted and filed separately with the SEC.

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Additional Credit Related Items

Judgment or Civil Suits

If total of all judgments or civil suits is greater than $* or if any judgments or civil suits are insurance industry related-Review by PCC for possible Fail

Bankruptcies

Applicant with * or more bankruptcies on file-Fail

Applicant with * or bankruptcies in a *-year period or any bankruptcy in the last * year-Review by PCC for possible Fail

Tax Lien Liability

Applicants with more than * tax liens or tax liens totaling over $* - Review by PCC for possible Fail

Debit Balances

Any debit balance that has not been repaid – Review by PCC for possible Fail

Professional Record

Administrative actions from any regulatory agency, including State DOI, NASD, or SEC- Review by PCC for possible Fail

Criminal History

Applicants with a felony conviction involving dishonesty or breach of trust as defined in the 1994 Violent Crime and Control Act-Fail

All other misdemeanor and felony criminal arrests, convictions, and nolle contendre unless strictly traffic related - Review by PCC for possible Fail

Additional Items

Business Information Group (BIG) automatically performs a validation of the SSN associated to every report, at no cost.  In situations where the applicant’s SSN does not match the SSN on file, we would not proceed with reviewing the file until we got sufficient documentation to evidence correct SSN.  Any other discrepancies such as SSN reported as suspicious, owned by a deceased person, reported as suspicious, associated with fraudulent activity, report refers to name fraud or credit fraud, would be referred to Compliance for additional research prior to determining if Pass, Fail or Review by PCC for possible Fail.

*Confidential information omitted and filed separately with the SEC.

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Pass or Fail Criteria

If an applicant has a Fail in any one category, the applicant’s contract and request for appointment is declined. Further, if an applicant has Review in any one category, the applicant is considered a Review for the entire file.

APPENDIX C

Minimum Premium Volumes

Calendar Year	Minimum Premium Volumes ($*)
2004	*
2005	*
2006	*
2007	To be agreed in 2006

*The Minimum Premium Volume for 2005 is based on the issuance of the Annuity and the following derivatives thereof:

•

a bonus version for the Annuity;

•

a version of the Annuity with a surrender schedule of less than 12 years; and

•

a bonus version for the Annuity with a surrender schedule of less than 12 years.

In addition, such Minimum Premium Volume is based on adding a liquidity rider to the Annuity and each of the above derivatives.

*Confidential information omitted and filed separately with the SEC.

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APPENDIX D

Retained Responsibilities

The Retained Responsibilities shall be as follows:

1.

Designating the Americom Contract Manager;

2.

Cooperating with LMG to the extent required by Section 15.1 of the Terms and Conditions, including by making available to LMG such information as LMG may reasonably request;

3.

Making timely decisions regarding consents, approvals and acceptances as are required of Americom under the Agreement in accordance with Section 15.20 of the Terms and Conditions;

4.

Providing to LMG any amendments to the Americom Market Conduct Guide that LMG is obligated to observe under the Agreement.  This shall not create any obligation on the part of Americom to amend its Market Conduct Guide;

5.

Performing the obligations required of it under Section 7.5 of the Terms and Conditions to the extent required under such Section;

6.

Performing the obligations required of it under Section 7.6 of the Terms and Conditions to the extent required under such Section;

7.

With LMG’s assistance, drafting, completing and preparing Contract forms for filing and notifying LMG of Americom’s intent to make significant changes or modifications to any Contract or Contract form to the extent required under Section 9 of the Terms and Conditions;

8.

Providing LMG with reasonable and timely written notice of any changes to Appendix E;

9.

Providing LMG with reasonable and timely written notice of any changes to Appendix G; and

10.

Providing LMG assistance with the development of fixed annuity Products to be developed under Section 5.3 of the Terms and Conditions.

*Confidential information omitted and filed separately with the SEC.

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APPENDIX E

Authorized Americom Personnel

Bruce Parker, President

Michael O’Brien, Chief Operating Officer

Richard Pretty, Vice President, Marketing Development & Strategy

Robert Jett, Associate General Counsel

*Confidential information omitted and filed separately with the SEC.

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APPENDIX F

Proprietary Product Design Schedule

Legacy EIA 0001	The Proprietary Product Design for the Annuity is an annual point to point annuity with a 3 year reset at the high water mark. :

*Confidential information omitted and filed separately with the SEC.

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APPENDIX G

Commissions and Fees

I.

Introduction

A.

LMG’s commissions and fees for the Services shall be the commissions and fees under this Appendix G.  When aggregated, these fees shall be the total amount paid by Americom for all of the Services and all of the resources used in providing the Services.  It is specifically acknowledged that such fees, are intended to fully compensate LMG for all Services performed by LMG under this Agreement.

B.

This Appendix G is solely a pricing document.  Nothing in this Appendix G shall in any way establish or limit the scope of LMG’s obligation to provide the Services.  It is specifically acknowledged that there are numerous services included in the Services for which there are no separate fees.

C.

References to months shall be to calendar months unless a more specific reference is given.

II.

Definitions

All capitalized terms used and not defined in this Appendix G shall have the same meanings given them in the Terms and Conditions or, if not defined therein, in one of the Appendices.

III.

Commissions

Table III-1

Legacy EIA 0001.  LMG’s commissions are based on the age of the policyowner to whom the Contract is issued and the premium of the Contract.  If the Contract is issued to multiple policyholders, the age of the youngest policyowner shall be used.  Such commissions are set from time to time by Americom in its sole discretion.  As of the Effective Date, such commissions are as follows:

*Confidential information omitted and filed separately with the SEC.

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LMG Commission - No Bonus Version

COMMISSION PERCENTAGES:

Age of policyowner:  * to *:  *% of the premium for each Contract issued to a policyowner who is aged *-*.

Age of policyowner:  * to *:  *% of the commission for each Contract issued to a policyowner who is aged *-*.

Age of policyowner:  * to *:  *% of the commission rate for each Contract issued to a policyowner who is aged *-*.

The commission percentage set forth above shall be reduced by * basis points for premiums greater than $* but less than $*.  For premiums of $* or more, the commission percentage is determined by Americom on a case by case basis in its sole discretion.  For purposes of clarity, the * basis point reduction shall apply to the commission earned on the entire premium, not just the commission earned on the premium in excess of $*.

The following rules shall apply to the calculation of the premium for purposes of determining whether the commission percentage is to be reduced under the prior paragraph:

(i)  Premiums paid by the same policyowner shall be aggregated whether paid under one Contract or multiple contracts;

(ii)  If there are multiple policyowners for a single Contract, the premiums paid by such policyowners shall be allocated among the policyholders in equal amounts;

(iii)  Each time a policyowner makes a premium payment under an existing Contract other than the initial premium payment under such Contract, the Parties shall determine the commission percentage applicable to the aggregate premiums paid under the Contract in accordance with this Table III-1; provided, however, that if the aggregate premiums with respect to such Contract exceed $* and as a result the commissions that have been paid by Americom exceed the commission otherwise payable under this Table, Americom shall recover such excess by offsetting it against any future commission payments under the Contract.

CHARGEBACK:

Any premiums received within * months prior to a surrender shall be subject to chargeback.  For purposes of this provision, LMG shall chargeback premiums by refunding to Americom *% of the commission paid to LMG and retained by LMG for the issuance of such Contract.  In addition, LMG shall refund to Americom the portions of commissions distributed directly or indirectly to Wholesalers or Producers recovered under Section 3.8 of the Terms and Conditions.  Such refunds will, at Americom’s election, take the form of chargeback on any future commissions.

*Confidential information omitted and filed separately with the SEC.

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IV.

Fees

Legacy EIA 0001. LMG’s marketing fees are based on the Contract premium and the Account Value of the Contract.
LMG Marketing Fees - No Bonus Version

OVERRIDE MARKETING FEE:  The override marketing fee for a Contract shall be *% of the premium for such Contract.

LMG TRAIL COMMISSION:  In contrast to the commissions under Section III of this Appendix G and the override commission under this Section IV, the trail commission is a monthly fee.  Such trail commission for each Contract shall commence on the first day of the * (*th) month following the Contract issue date and end on the date the Contract is no longer in-force.  The trail commission for a Contract with respect to a month shall be * * of * percent (*%), multiplied by the Account Value for the Contract as of the applicable month, and divided by * (*).  The Account Value of a Contract shall be determined for each Contract as set forth in the applicable Contract.

V.

Pass Through Expenses

A.

The only Pass Through Expenses are those specified in Appendix B.

B.

LMG will pay Pass Through Expenses to the applicable Third Party and Americom will reimburse LMG for amounts properly paid to such Third Party.

C.

Pass Through Expenses shall not be subject to any markup or margin.

D.

With respect to services or materials paid for on a Pass-Through Expense basis, Americom reserves the right to:  (i) obtain such services or materials directly from a Third Party; (ii) designate the Third Party source for such services or materials; (iii) designate the particular services or materials (e.g., in the case of hardware, make and model) LMG shall obtain; (iv) with respect to significant procurements, require LMG to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and (v) review and approve the Pass-Through Expense for such services or materials before entering into a contract for such services or materials.  Materials procured on a Pass-Through Expense basis shall be acquired by LMG in Americom’s name and Americom shall have all right, title and interest in such materials or, at Americom’s election, in the name of its Affiliates.

E.

Any purchase on a Pass Through Expense basis  in excess of * ($*) shall require Americom’s prior approval.

*Confidential information omitted and filed separately with the SEC.

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